ARCO [LOGO]   Media Relations                            N E W S
              515 South Flower Street
              Los Angeles, California  90071-2201
              Telephone  213 486 3384
              Facsimile  213 486 0169


For Release:  6 am PST                             January 25, 1999


ARCO REPORTS 1998 FOURTH QUARTER, FULL YEAR RESULTS

LOS ANGELES --- ARCO (NYSE: ARC) reported a 1998 fourth quarter net loss of $794 million, or $2.47 per share, after a net charge of $864 million. The net charge reflects asset writedowns, restructuring costs and a tax refund. In the 1997 fourth quarter, ARCO earned $382 million, or $1.17 per share.

     Before the special items, ARCO earned $70 million, or $0.22 per share, for the quarter as operating results continued to reflect the effects of weak commodity pricing.
Compared to the same quarter last year, average crude oil prices declined $7 per barrel.

     For the full year of 1998, ARCO reported net income of $452 million, or $1.40 per share, down from $1.77 billion, or $5.41 per share, in 1997. Excluding special items and discontinued operations, 1998 earnings totaled
$400 million, or $1.24 per share. On the same basis, the 1997 earnings were $1.33 billion, or $4.06 per share.

BAD YEAR FOR OILS, YEAR OF STRATEGIC PROGRESS

     "There is no question this was a bad year for oils.
We started the year with oil prices in the high teens and saw them drop to an $11 dollar average in December, a 30-year low when adjusted for inflation," Mike R. Bowlin, ARCO's Chairman and Chief Executive Officer, said. "Notwithstanding this situation and

1998 EARNINGS
Page 2


the resulting near-term financial impact, we made tremendous strategic progress over the past 12 months."

     During 1998, ARCO made significant strides to implement its strategy to focus on the oil and gas business. This strategy consists of divesting non-core businesses, geographically focusing oil and gas operations, and investing in key focus areas.

     In line with this approach, the company sold interests in ARCO Chemical Company and U.S. coal assets. Agreements were recently reached to sell interests in most of its Australian coal properties. The company plans to continue to divest other non-core assets.

     ARCO also achieved significant progress in efforts to geographically focus its operations during 1998. To enhance ARCO's position in the Gulf of Mexico, the company swapped its heavy oil properties in California for assets in the Gulf of Mexico. Those assets were subsequently sold to Vastar Resources, Inc. (in which ARCO holds an 82.1% interest).

     ARCO purchased the assets of Union Texas Petroleum (UTP), which strengthened its position in four key focus areas - Alaska, the North Sea, Indonesia, and Venezuela. Given the overlap between ARCO and UTP, the company is beginning to realize significant cost savings as a result of office consolidations and other efficiencies. Additionally, ARCO improved its Asia gas resources through its purchase of interests in a 10+ trillion cubic feet (Tcf) gas resource in the Joint Development Area between Malaysia and Thailand. The

1998 EARNINGS
Page 3


company obtained a 25% working interest at an exceptionally low entry cost of $.06 per million cubic feet (Mcf).

     In December 1998, the company announced 1999 capital spending would be reduced to $2.7 billion, down approximately 25% from spending in 1998.

     ARCO is currently implementing a two-year $500 million global cost reduction program. The savings will come from significantly streamlining its upstream efforts through personnel cuts, closing international offices, reducing exploration and corporate overhead expenses, and continuing the cost reduction efforts underway in its refining and marketing business unit.

WORLDWIDE OIL AND GAS PRODUCTION GROWS

     On a barrel of oil equivalent basis, ARCO's production grew by 12% for the quarter, compared to 1997, reflecting the new production acquired in the Union Texas acquisition and new field startups in the United Kingdom North Sea. International natural gas production was up 51% primarily due to the UTP acquisition and increases in the UK North Sea while domestic natural gas production grew by 21% as Vastar production grew by 27%.

     ARCO's worldwide exploration and production operations for the 1998 fourth quarter earned $74 million after tax but before charges of $833 million related primarily to asset writedowns and restructuring. In the 1997 fourth quarter, exploration and production operations earned $308 million before charges of $22 million.

1998 EARNINGS
Page 4


     ARCO's domestic petroleum liquids prices averaged $9.08 per barrel, down from $14.84 per barrel, in the 1997 fourth quarter. At the same time, the company's U.S. natural gas prices averaged $1.75 per thousand cubic feet (Mcf) compared with an average of $2.23 per Mcf in 1997's fourth quarter.

     For the full year, ARCO's production grew by 4%. In addition to the UTP production, the company also started up three new satellite fields in Alaska (Tarn, Tabasco, and Midnight Sun), and four fields in the UK North Sea (Britannia, Waveney, Deben, and Bure West). Additional upstream achievements in 1998 include starting development drilling of the Alpine field in Alaska and the Shearwater field in the North Sea (both of these fields will start up in 2000). On the exploration front, ARCO increased the proved, probable and possible reserves of the Indonesian Tangguh field to 21.3 Tcf, and through its Vastar subsidiary, experienced exploration success in the Gulf of Mexico deepwater.

REFINING AND MARKETING

     The company's refining and marketing segment earned $57 million after tax in the 1998 fourth quarter, compared to 1997 fourth quarter after-tax earnings of $75 million, which included a $38 million net special charge. Lower light product margins versus the same quarter last year primarily accounted for the lower earnings.

     During 1998, the refining and marketing business recognized some notable accomplishments which included accelerating progress on cost savings

1998 EARNINGS
Page 5


efforts; growing retail volumes by 9% for the year; and forming a joint venture with Itochu to establish the first polypropylene plant on the West Coast.

OTHER OPERATIONS

     Other operations, predominantly ARCO's Lower 48 pipelines and aluminum business, contributed after-tax earnings of $22 million before charges of $9 million in the 1998 fourth quarter, compared with $24 million before a benefit of $1 million in the 1997 fourth quarter.

DISCONTINUED OPERATIONS

     After-tax losses from discontinued operations (Australian coal, ARCO Chemical Company and UTP petrochemical operations) totaled
$1 million before charges of $41 million in the fourth quarter.
In the 1997 fourth quarter, these operations (US and Australian coal and ARCO Chemical) earned $68 million before a net special charge of $10 million.

SPECIAL ITEMS

     The 1998 fourth quarter included a net special charge of $864 million, down from the previously reported expected charge of $890 million. The special items included approximately $750 million for asset writedowns primarily as a result of lower expected oil prices and $170 million for the costs of ARCO's global cost reduction program. The properties involved include some assets acquired as part of the UTP purchase and other assets in the UK North Sea, Middle East and North Africa. These charges were partially offset by a $56

1998 EARNINGS
Page 6


million net benefit that included a tax refund in excess of $100 million and other charges.

                           ###


For further information, contact:  News Media:  Linda Dozier
(213) 486-3384; Investors:  Eden Warner (213) 486-1511 or
David DeSonier (213) 486-1811. This news release and all other releases can be found at http://www.arco.com.

[Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Actual results could differ materially based on numerous factors, including the realized level of crude oil and natural gas production and other risks detailed from time to time in the company's reports to the Securities Exchange Commission, including the 1997 report on Form 10-K.]